Exhibit 107.1

Calculation of Filing Fee Table

424B5
(Form Type)

Zhihu Inc.
(Exact Name of Registrant as Specified in its Charter)

Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A ordinary shares, par value US$0.000125 per share(1)	Rules 456(b) and Rule 457(r)	29,900,000(2)	US$4.12(3)	US$123,188,000(3)	US$0.0000927	US$11,419.53
Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					US$123,188,000		US$11,419.53
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							US$11,419.53

(1)	Includes all Class A ordinary shares in the Global Offering (as defined in this prospectus supplement). Such Class A ordinary shares include those initially offered and sold within the United States, and those initially offered and sold outside the United States that may be resold from time to time within the United States. Offers and sales of Class A ordinary shares outside the United States are being made pursuant to applicable law. From time to time, such Class A ordinary shares may be represented by American depositary shares issuable upon deposit of the Class A ordinary shares registered hereby, which have been registered under the registration statement on Form F-6 (File No. 333-254493) initially filed with the Securities and Exchange Commission on March 19, 2021. Two American depositary shares represent one Class A ordinary share.

(2)	Includes 3,900,000 Class A ordinary shares, par value US$0.000125 per share, offered by certain selling shareholders to cover the underwriters’ over-allotment option. Credit Suisse (Hong Kong) Limited has entered into a borrowing arrangement with the Innovation Works Entities (as defined in this prospectus supplement) to facilitate the settlement of over-allocations, pursuant to which Credit Suisse (Hong Kong) Limited may borrow up to 3,900,000 Class A ordinary shares from the Innovation Works Entities.

(3)	Calculated based on an exchange rate of HK$7.7996 to US$1.00 as of December 30, 2021, as set forth in the H.10 statistical release of The Board of Governors of the Federal Reserve System. The offering price is HK$32.06 per Class A ordinary share.